Exhibit 99.1

For Immediate Release

For more information, contact:

Anthony (Tony) Cristello
Standard Motor Products, Inc.
(718) 392-0200

Standard Motor Products, Inc. Announces
Appointment of New Director

New York, NY, December 15, 2021 ….… Standard Motor Products, Inc. (NYSE: SMP), a leading automotive parts manufacturer and distributor, announced today that Pamela Puryear, Ph.D., has been appointed as an independent director to the Company’s Board of Directors. Dr. Puryear will serve as a member of the Audit Committee, Compensation and Management Development Committee, Nominating and Corporate Governance Committee, and Strategic Planning Committee.

37-18 Northern Blvd., Long Island City, NY 11101
(718) 392-0200
www.smpcorp.com

In connection with the addition of Dr. Puryear, the Board of Directors increased the size of the Board from nine to ten directors.

Dr. Puryear, age 58, currently serves as a member of the Board of Directors for Rockley Photonics Holdings Limited and NextGen Healthcare, Inc. Dr. Puryear previously served as the Executive Vice President and Global Chief Human Resources Officer of Walgreens Boots Alliance, Inc., the Senior Vice President and Chief Human Resources Officer of Zimmer Biomet Holdings, Inc. and the Senior Vice President and Chief Talent Officer of Pfizer Inc., as well as other executive and consulting positions.

Dr. Puryear holds a BA in Psychology from Yale University, an MBA from Harvard Business School, and a Ph.D. in Organizational Psychology.

Mr. Lawrence I. Sills, Standard Motor Products’ Chairman of the Board, stated, “We are very pleased to welcome Pam to our Board of Directors. Pam brings to our Company over 30 years of experience in human capital management, organizational transformation, innovation and finance. In addition, Pam’s experience with Environmental, Social and Governance issues will greatly assist our Company in enhancing our corporate social responsibility strategies, and her business and executive experience and leadership skills will be valuable assets to our Board. We look forward to Pam’s contributions to our Company.”

Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Standard Motor Products cautions investors that any forward-looking statements made by the company, including those that may be made in this press release, are based on management’s expectations at the time they are made, but they are subject to risks and uncertainties that may cause actual results, events or performance to differ materially from those contemplated by such forward-looking statements. Among the factors that could cause actual results, events or performance to differ materially from those risks and uncertainties discussed in this press release are those detailed from time-to-time in prior press releases and in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K and quarterly reports on Form 10-Q. By making these forward-looking statements, Standard Motor Products undertakes no obligation or intention to update these statements after the date of this release.

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